Filed Pursuant to Rule 433

Registration No. 333-121067

2Yr Capped Floater

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 18, 2005, the prospectus supplement dated May 18, 2005, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847

Trade Date:	4/7/06

Issuer:	Lehman Brothers Holdings Inc. (A1/A+/A+)

Underwriter(s):	Lehman Brothers Inc.

Principal Amount:	$30,000,000

Cusip:	TBA

Issue Date:	4/18/06

Maturity Date:	4/18/08

Interest Payment Dates:	Quarterly on the 18th , commencing July 18th, 2006.

Interest Rate:	3mo + 00 bps, subject to floor of 0%

Cap:	5.75%

All values input into formulas for the Interest Rate and intermediate calculations expressed as a percentage rounded to five decimal places and any Interest Rate expressed as a percentage rounded to three decimal places.

Initial Interest Reset Date:	The Issue Date.

Interest Reset Dates:

Quarterly on the 18th , commencing July 18th, 2006 for the period commencing on such Interest Reset Date to but excluding the next succeeding Interest Payment Date (determined on the Determination Date preceding that Interest Reset Date).

Initial Determination Date:	Two New York and London Business Days prior to the Issue Date.

Determination Dates:	Two New York and London Business Days prior to the related Interest Reset Date.

Price to public:	100%

Minimum Denomination:	$1,000 and integral multiples of $1,000

Day Count Convention:	Act/360

Payment Convention:	Following New York and London Business Days , Adjusted

Risk Factors

The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of the creditworthiness of Lehman Brothers Holdings Inc., including the level and direction of interest rates, the anticipated level and potential volatility of 3mo USD Libor, the time remaining to the maturity of the Notes, the aggregate principal amount of the Notes and the availability of comparable instruments. The value of the 3mo USD Libor Rate depends on a number of interrelated factors, including economic, financial and political events, over which Lehman Brothers Holdings Inc. has no control.